Exhibit 99

IKON ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL 2005

Diluted Earnings of $.12 Per Share; Progress Made on Key Long-Term Initiatives

Malvern, Pennsylvania – January 27, 2005 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the first quarter of Fiscal 2005. Net income for the first quarter was $16.6 million, or $.12 per diluted share. The Company previously communicated expectations of $.12 to $.14.

Total revenues were $1.1 billion for the first quarter of Fiscal 2005. The decline of 3.6% from the first quarter of Fiscal 2004 was primarily attributable to the decline in finance revenues as a result of the transition out of captive leasing in North America. Foreign currency translation provided a 1.5% benefit to total revenues. Targeted revenues, which exclude technology hardware and finance revenues in North America, increased by approximately 3%, due to positive performance in service offerings and the benefits of the fees received from GE Commercial Finance (“GE”).

“We made important progress on a number of key initiatives in the quarter,” stated Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. “Although we did absorb weakness in North American equipment sales and off-site Managed Services in the quarter, these challenges were offset by solid results in Customer Services, Professional Services and on-site Managed Services. On-site Managed Services delivered another strong quarter, winning new multi-year contracts while strengthening our base of recurring revenue. In addition, Europe delivered a strong quarter in both revenue and operating margin expansion. Our national account program, which leverages both our equipment and service offerings, continued to grow revenues in the quarter, with 13 new contract wins.”

Mr. Espe continued, “As we launched important strategic initiatives including the new integrated selling model and a broader Professional Services coverage strategy, we experienced a temporary decline in sales productivity which impacted our North American equipment performance in the first quarter. These major improvements to our coverage and selling processes extended our selling cycle in the quarter. We remain confident in the financial and competitive benefits these strategies will bring to the Company and expect our productivity to substantially improve throughout Fiscal 2005.

“Our off-site Managed Services businesses, comprised of legal document services and digital printing, experienced another quarter of softness and produced lower revenues and reduced operating profitability compared to the prior year. In contrast to our other service offerings, these two businesses are short-cycle in nature and are highly price competitive. As a result, we are taking aggressive actions to improve the flexibility of the cost structure of these businesses.

“The strategic priorities we set for 2005 around operating leverage, core growth, and expansion are well underway. We have seen significant progress in many of our growth platforms and will continue to invest in efficiency initiatives to achieve future operational improvements,” said Espe.

Financial Analysis

Net Sales of $461.9 million, which includes the sale of copier/printer multifunction equipment and supplies, increased by 2.3% from the first quarter of Fiscal 2004. Growth in copier/printer equipment revenues, which represents approximately 90% of Net Sales, was 3.5% and was primarily driven by the current leasing model and strong performance in many of our growth platforms such as national accounts, on-site Managed Services and Europe. The current leasing model provides the Company with origination fees for leases funded in the U.S. and Canada as part of the Company’s strategic alliance with GE. Without the leasing model, equipment revenues would have been down 5.6% over the first quarter a year ago due to weakness in North American equipment sales. Gross profit margin on Net Sales declined to 28.4% from 29.5% in the first quarter of Fiscal 2004, due primarily to the mix of products sold and growth in lower margin national account revenues. However, gross profit margin increased sequentially from 27.3% in the fourth quarter of Fiscal 2004.

Services of $602.9 million, which includes revenues from the servicing of copier/printer equipment (“Customer Service”), Managed Services (on- and off-site), Professional Services, rentals and other fees, increased by 2.9% from the first quarter of Fiscal 2004. Overall Services growth was driven by growth in Customer Service, on-site Managed Services, and Professional Services, as well as profit sharing and fees received from GE under the strategic alliance. Customer Services, which represents approximately 60% of Services, grew by 2.1% compared to the prior year, fueled primarily by double-digit growth in color and production copy volumes. Total services growth was partially affected by declines in off-site Managed Services. Gross profit margin on Services held constant with the same period a year ago, at 40.0%.

Finance Income of $30.8 million declined by 68.9% from the prior year due to the Company’s transition out of captive lease financing in North America. Most of the finance income from the retained U.S. portfolio is expected to run off by 2007. Gross profit margin on finance income increased to 74.4% for the first quarter from 64.7% for the same period a year ago, due to the higher margins associated with the European and retained U.S. leasing portfolios.

Selling and Administrative Expenses declined by $18.7 million from the first quarter of the prior year, primarily as a result of the leasing transition. Sequentially, expenses declined by $22.0 million reflecting lower selling expense, administrative headcount reductions, and ongoing centralization actions to leverage process and economic efficiencies. Expenses also benefited in the quarter from a refund of administrative fees from GE.

Taxes on income for the first quarter of Fiscal 2005 were calculated at an effective income tax rate of 32.5% compared to 37.8% for the first quarter of Fiscal 2004.  The decrease in the effective income tax rate was due to a benefit of $1.3 million received during this quarter from tax planning strategies in Europe.  The effective income tax rate for the remaining quarters of Fiscal 2005 will be 38.0%, resulting in a full year effective tax rate of 37.0%.

Balance Sheet and Liquidity

Unrestricted cash was $292 million as of December 31, 2004, with cash used for operations in the first quarter totaling approximately $92 million compared to a use of cash in the prior year’s first quarter of $122 million. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $17 million for the quarter compared to $13 million for the same period a year ago. As a result of a reduction in debt in the quarter, the total debt to capital ratio decreased to 47% from 49% at the end of Fiscal 2004.

During the first quarter, the Company repurchased 1.96 million shares of IKON’s outstanding common stock for approximately $22 million. Since March 31, 2004, the Company has repurchased 8.7 million shares for approximately $99 million, leaving $151 million remaining for share repurchases under the 2004 Board authorization.

IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $.04 per common share, payable on March 10, 2005 to holders of record at the close of business on February 22, 2005.

Outlook

“We are energized by the work we have underway – the success we’re seeing in services growth combined with actions we’re taking to drive further expense reductions,” said Mr. Espe. “As we ramp up our strategic initiatives for 2005, including improvements in our sales coverage model, we are taking steps to align our cost structure and balance selling and administrative expenses to ensure we meet our goals. We are maintaining our full year expectations for earnings per diluted share in the range of $.63 to $.68. This outlook excludes any charges we may incur to improve our business, including possible charges for the off-site Managed Services business, as well as the expensing of stock options beginning in the fourth quarter of Fiscal 2005.

“Second quarter earnings per diluted share are expected to be in the range of $.14 to $.16,” concluded Mr. Espe.

About IKON

IKON Office Solutions (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization — IKON Enterprise Services. IKON represents one of the industry’s broadest portfolios of document management services, including professional services, a unique blend of on-site and off-site managed services, customized workflow solutions, and comprehensive support through its service force of 16,600 employees, including its team of 7,000 customer service technicians and support resources worldwide. With Fiscal 2004 revenues of $4.65 billion, IKON has approximately 500 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the first quarter results and the Company’s outlook for the next quarter will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Thursday, January 27, 2005. Please call (719) 457-2681 to participate. The live audio broadcast of the call can be accessed on IKON’s Investor Relations homepage. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to http://www.ikon.com/about/ir/events/ and click on “IKON Office Solutions First Quarter Conference Call.” Beginning at 1:00 p.m. EST on January 27, 2005 and ending at midnight EST on January 31, 2005, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 375947.

NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company’s website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page.

This news release includes information which constitutes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected second quarter and full Fiscal 2005 results, future growth opportunities, cost reduction plans, actions to improve off-site Managed Services contributions, the run-off of our retained U.S. lease portfolio, improvements in sales coverage, benefits of strategic initiatives, and the expensing of our stock options. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the ERP conversion; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

(FIKN)

_________________

IKON Office Solutions, Inc.
Financial Summary (in thousands, except earnings per share)
(unaudited)

                                             First Quarter Fiscal
                                           ------------------------
                                              2005         2004
                                           -----------  -----------
Revenues
Net sales                                 $   461,897  $   451,698
Services                                      602,948      585,770
Finance income                                 30,806       99,011
-------------------------------------------------------------------
                                            1,095,651    1,136,479
-------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                            330,885      318,249
Services costs                                361,672      352,226
Finance interest expense                        7,888       34,938
Selling and administrative                    357,755      376,468
-------------------------------------------------------------------
                                            1,058,200    1,081,881
-------------------------------------------------------------------

Operating income                               37,451       54,598
Loss from early extinguishment of debt                          73
Interest expense, net                          12,803       10,085
-------------------------------------------------------------------
Income before taxes on income                  24,648       44,440
Taxes on income                                 8,021       16,776
-------------------------------------------------------------------
Net income                                $    16,627  $    27,664
                                          ============ ============

Basic Earnings Per Common Share           $      0.12  $      0.19
                                          ============ ============

Diluted Earnings Per Common Share         $      0.12  $      0.18 (a)
                                          ============ ============

Weighted Average Common Shares
 Outstanding, Basic                           141,477      146,503
                                          ============ ============

Weighted Average Common Shares
 Outstanding, Diluted                         143,951      169,167
                                          ============ ============

Operations Analysis:
   Gross profit %, net sales                     28.4%        29.5%
   Gross profit %, services                      40.0%        39.9%
   Gross profit %, finance subsidiaries          74.4%        64.7%
   Total gross profit %                          36.1%        37.9%
   Selling and administrative as a % of
    revenue                                      32.7%        33.1%
   Operating income as a % of revenue             3.4%         4.8%

(a) The calculation of diluted earnings per common share for the first quarter of fiscal 2004 assumes the conversion of convertible notes issued in May 2002 resulting in 19,960 shares.  For purposes of diluted earnings per common share, net income for the first quarter of fiscal 2004 includes the add-back of $2,354,
    representing interest expense,  net of taxes, associated with such convertible notes.  The impact of the convertible notes in the first quarter of fiscal 2005 was antidilutive and excluded from the calculation of diluted earnings per share.

IKON Office Solutions, Inc.
Computation of Earnings Per Common Share
(in thousands, except earnings per share)
(unaudited)

                                   Three Months Ended December 31,
                               ---------------------------------------

                                      2004                2003
                               ------------------- -------------------

                                 Basic    Diluted    Basic    Diluted
                               --------- --------- --------- ---------

Average Shares Outstanding
Common shares                   141,477   141,477   146,503   146,503
Convertible notes                                              19,960
Restricted stock awards                       420                 328
Stock options                               2,054               2,376
----------------------------------------------------------------------
   Total shares                 141,477   143,951   146,503   169,167
----------------------------------------------------------------------

Income
Net income                     $ 16,627  $ 16,627  $ 27,664  $ 27,664
Interest on convertible notes,
 net                                                            2,354
----------------------------------------------------------------------
Adjusted net income            $ 16,627  $ 16,627  $ 27,664  $ 30,018
----------------------------------------------------------------------

----------------------------------------------------------------------
EPS                            $   0.12  $   0.12  $   0.19  $   0.18
======================================================================

                      IKON Office Solutions, Inc.
                      Consolidated Balance Sheets
                              Preliminary

                                          December 31,
                                              2004       September 30,
(in millions)                             (unaudited)         2004
----------------------------------------------------------------------
Assets
Cash and cash equivalents               $        292.2  $       473.0
Restricted cash                                   26.7           27.0
Accounts receivable, net                         786.5          772.6
Finance receivables, net                         444.2          457.6
Inventories                                      289.5          233.3
Prepaid expenses and other current
 assets                                           72.1           81.2
Deferred taxes                                    40.0           40.0
----------------------------------------------------------------------
Total current assets                           1,951.2        2,084.7
----------------------------------------------------------------------

Long-term finance receivables, net               672.9          753.2

Equipment on operating leases, net                88.2           78.7

Property and equipment, net                      159.4          164.1

Goodwill                                       1,316.7        1,286.6

Unsold residual value                             58.3           45.5

Other assets                                     121.4          125.1
----------------------------------------------------------------------
Total Assets                            $      4,368.1  $     4,537.9
----------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current portion of corporate debt       $          5.3  $        62.1
Current portion of debt supporting
 finance contracts                               402.9          439.9
Notes payable                                       .9             .9
Trade accounts payable                           244.3          285.6
Accrued salaries, wages and commissions           80.6          124.8
Deferred revenues                                116.2          119.9
Taxes payable                                    105.9           53.0
Other accrued expenses                           150.9          170.7
----------------------------------------------------------------------
Total current liabilities                      1,107.0        1,256.9
----------------------------------------------------------------------

Long-term corporate debt                         742.0          741.9

Long-term debt supporting finance
 contracts and unsold residual value             384.4          422.9

Deferred taxes                                   150.8          187.1

Other long-term liabilities                      218.8          203.5

Commitments and contingencies

Shareholders' Equity
Common stock, no par value:
 authorized: 300.0 shares; issued:
 December 31, 2004 - 150.2 shares;
 September 30, 2004 - 150.0, shares
 outstanding; December 31, 2004 - 140.4
 shares; September 30, 2004 - 142.1
 shares                                        1,025.7        1,022.8
Series 12 preferred stock, no par
 value:  authorized 480 shares; none
 issued or outstanding
Deferred compensation                               .2             .2
Unearned compensation                             (5.6)          (2.4)
Retained earnings                                771.5          761.7
Accumulated other comprehensive income            69.7           20.2
Cost of common shares in treasury:
 December 31, 2004 - 8.9 shares;
 September 2004 - 7.2  shares                    (96.4)         (76.9)
----------------------------------------------------------------------
Total Shareholders' Equity                     1,765.1        1,725.6
----------------------------------------------------------------------
Total Liabilities and Shareholders'
 Equity                                 $      4,368.1  $     4,537.9
----------------------------------------------------------------------

                      IKON Office Solutions, Inc.
                 Consolidated Statements of Cash Flows
                              Preliminary

                                                   Three Months Ended
                                                      December 31,
                                                     2004      2003
 (in millions)                                         (unaudited)
----------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                       $   16.6  $   27.7
  Additions (deductions) to reconcile net income
   to net cash used in operating activities:
    Depreciation                                       19.3      22.3
    Amortization                                        1.2       3.2
    Provisions for losses on accounts receivable        7.6       6.6
    Deferred income taxes                             (36.2)     12.5
    Provision for lease default reserves                 .3      14.1
    Pension expense                                    10.9      12.2
    Non-cash interest expense on debt supporting
     unsold residual value                               .5
    Loss from early extinguishment of debt                        0.1
    Changes in operating assets and liabilities:
      Increase in accounts receivable                 (13.6)     (9.1)
      Increase in inventories                         (52.9)    (23.1)
      Decrease (increase) in prepaid expenses and
       other current assets                             8.7      (5.0)
      Decrease in accounts payable, deferred
       revenues and accrued expenses                  (56.0)   (181.9)
    Other                                               1.5      (1.3)
----------------------------------------------------------------------
Net cash used in operating activities                 (92.1)   (121.7)
----------------------------------------------------------------------

Cash Flows from Investing Activities
  Expenditures for property and equipment              (4.8)     (4.5)
  Expenditures for equipment on operating leases      (13.9)    (12.3)
  Proceeds from sale of property and equipment          0.6       0.8
  Proceeds from sale of equipment on operating
   leases                                               1.0       2.9
  Proceeds from the sale of finance receivables        61.4
  Finance receivables--additions                      (88.1)   (380.8)
  Finance receivables--collections                    136.1     382.2
  Other                                                (3.8)     (2.6)
----------------------------------------------------------------------
Net cash provided by (used in) investing
 activities                                            88.5     (14.3)
----------------------------------------------------------------------

Cash Flows from Financing Activities
  Proceeds from issuance of long-term corporate
   debt                                                  .2       3.1
  Short-term corporate debt repayments, net             (.1)     (2.5)
  Repayment of other borrowings                        (2.0)
  Long-term corporate debt repayments                 (57.5)     (4.8)
  Debt supporting finance contracts--issuances          6.0     196.1
  Debt supporting finance contracts--repayments      (103.9)   (210.2)
  Dividends paid                                       (5.7)     (5.9)
  Decrease (increase) in restricted cash                 .3     (17.9)
  Proceeds from option exercises and sale of
   treasury shares                                       .7       1.8
  Purchase of treasury shares                         (21.9)     (0.2)
----------------------------------------------------------------------
Net cash used in financing activities                (183.9)    (40.5)
----------------------------------------------------------------------

Effect of exchange rate changes on cash and cash
 equivalents                                            6.8      (0.8)

Net decrease in cash and cash equivalents            (180.7)   (177.3)
Cash and cash equivalents at beginning of year        472.9     360.0

----------------------------------------------------------------------
Cash and cash equivalents at end of period         $  292.2  $  182.7
----------------------------------------------------------------------

IKON Office Solutions, Inc.
Reconciliation of Reported to Targeted Revenue
(in thousands)

                            Reported   Adjustments(1)Targeted Revenues
                          ------------ -----------   -----------------
First Quarter Fiscal 2005

  Total Revenues          $ 1,095,651  $  (36,551)   $      1,059,100

First Quarter Fiscal 2004

  Total Revenues          $ 1,136,479  $ (105,697)   $      1,030,782

            Growth           -3.6%                          2.7%
                          ============               =================

(1) Adjusted for revenues from U.S. and Canadian lease financing and computer related technology hardware, which have either been divested or de-emphasized.

IKON Office Solutions, Inc.
Reconciliation of Reported Equipment Growth to Adjusted Equipment
Growth (Decline)
(in thousands)

                                                    Adjusted Equipment
                            Reported  Adjustments        Revenue
                           ---------- ------------- ------------------
First Quarter Fiscal 2005

  Equipment Revenue        $ 418,880  $   (9,765)(2)$         409,115

First Quarter Fiscal 2004

  Equipment Revenue        $ 404,901  $   28,518 (3)$         433,419

        Growth (decline)      3.5%                        -5.6%
                           ==========               ==================

(2) Origination fees received from GE. These fees would not have been earned had we not entered into a program agreement with
    GE.

(3) Impact of sales of residual value that were not recognized as revenue prior to entering into a program agreement with GE.